UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

DRUGSTORE.COM, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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411 108th Avenue NE, Suite 1400

Bellevue, WA 98004

SUPPLEMENT TO THE PROXY STATEMENT FOR

THE SPECIAL MEETING OF STOCKHOLDERS

To Be Held on June 2, 2011

This supplement amends and supplements the Definitive Proxy Statement (which we refer to as the “proxy statement”) initially filed with the Securities and Exchange Commission on April 29, 2011 by drugstore.com, inc. (or “drugstore.com,” “we” or the “Company”) for the special meeting of stockholders to be held at the Hyatt Regency Bellevue, 900 Bellevue Way N.E., Bellevue, Washington 98004, on June 2, 2011, starting at 2:00 p.m. Pacific Time. The purpose of the special meeting is to consider, among other things, the adoption of the Agreement and Plan of Merger, dated as of March 23, 2011, which we refer to as the merger agreement, by and among the Company, Walgreen Co. or Walgreens, Dover Subsidiary, Inc., a wholly owned subsidiary of Walgreens, and drugstore.com, as it may be amended from time to time. Pursuant to the merger agreement, Walgreens will acquire drugstore.com through the merger of a wholly owned subsidiary of Walgreens with and into drugstore.com. drugstore.com will be the surviving corporation in the merger and will continue as a wholly owned subsidiary of Walgreens. Defined terms used and not otherwise defined herein have the same meanings set forth in the proxy statement.

After careful consideration, our board of directors has unanimously determined that it is in the best interests of drugstore.com and its stockholders that drugstore.com enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement and unanimously recommends that you vote “FOR” the adoption of the merger agreement. If you have not already submitted a proxy for use at the special meeting you are urged to do so promptly. No action in connection with this supplement is required by any shareholder who has previously delivered a proxy and who does not wish to revoke or change that proxy.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This supplement, and the documents to which we refer you in this supplement, include forward-looking statements based on estimates and assumptions. There are forward-looking statements throughout this supplement and in statements containing words such as “believes,” “estimates,” “anticipates,” “continues,” “predict,” “potential,” “contemplates,” “expects,” “may,” “will,” “likely,” “could,” “should” or “would” or other similar words or phrases. These statements are subject to risks, uncertainties, and other factors, including, among others:

•	the effect of the announcement of the merger on drugstore.com’s business relationships, operating results and business generally;

•	the retention of certain key employees at drugstore.com;

•	the outcome of any legal proceedings that have been or may be instituted against drugstore.com related to the merger and the merger agreement;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•

the adoption of the merger agreement by drugstore.com’s stockholders or other conditions to the completion of the transaction may not be satisfied, or the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule, if at all;

•	the amount of the costs, fees, expenses and charges related to the merger; and

•	drugstore.com’s and Walgreens’s ability to meet expectations regarding the timing and completion of the merger.

In addition, we are subject to risks and uncertainties and other factors detailed in drugstore.com’s periodic filings with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K. Many of the factors that will determine drugstore.com’s future results are beyond drugstore.com’s ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this supplement represent drugstore.com’s views as of the date of this supplement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

LITIGATION RELATED TO THE MERGER

As more fully described in the proxy statement under the heading “The Merger—Litigation Related to the Merger,” seven purported class action lawsuits have been filed against drugstore.com, its directors, Walgreens, and in some cases, Merger Sub, in connection with the merger: Grodko v. drugstore.com, inc. et al., Case No. 6315-36696222, Halberstam v. drugstore.com, inc. et al., Case No. 6328-36765633 and Chopp v. drugstore.com, inc. et al., Case No. 6365-36992506, which were filed on March 25, 2011, March 30, 2011 and April 12, 2011, respectively, in the Court of Chancery in the State of Delaware (collectively we refer to these lawsuits as the “Delaware Lawsuits”); and Hurlin v. drugstore.com, inc. et al., Case No. 11-2-11261-6 SEA, Cohen v. drugstore.com, Inc. et al., Case No. 11-2-11661-1 SEA, Crandall v. drugstore.com, inc. et al., Case No. 11-2-12508-4 SEA and Powers v. drugstore.com, inc. et al., Case No. 11-2-12447-9 SEA, which were filed on March 25, 2011, March 29, 2011, April 4, 2011 and April 4, 2011, respectively, in the Superior Court of the State of Washington, County of King (collectively we refer to these lawsuits as the “Washington Lawsuits”).

On May 2, 2011, the Washington court entered an order consolidating the Washington Lawsuits. That same day, plaintiff Nicholas Hurlin filed an Amended Complaint for Breach of Fiduciary Duty (the “Amended Complaint”) in his Washington Lawsuit. The Amended Complaint, similar to the prior Washington complaints, generally alleges that the directors breached their fiduciary duties of care, loyalty, good faith, fair dealing, and full disclosure. The Amended Complaint also contains new factual allegations concerning purportedly deficient disclosures and material omissions in drugstore.com’s preliminary proxy filed on April 14, 2011. The Amended Complaint, similar to the prior complaints, also generally alleges that drugstore.com and Walgreens aided and abetted the directors’ alleged breaches of fiduciary duties.

Also on May 2, 2011, plaintiffs in the Delaware Lawsuits filed a Verified Consolidated Amended Class Action Complaint (which we refer to as the “Consolidated Amended Complaint”). The Consolidated Amended Complaint, similar to the prior Delaware complaints, generally alleges that the directors breached their fiduciary duties of care, loyalty, good faith, fair dealing, and full disclosure. The Consolidated Amended Complaint also contains new factual allegations concerning purportedly deficient disclosures and material omissions in drugstore.com’s definitive proxy filed on April 29, 2011. The Consolidated Amended Complaint also alleges that all defendants aided and abetted the directors’ alleged breaches of fiduciary duties.

On May 27, 2011, we, Walgreens, Merger Sub, and plaintiffs in the Delaware Lawsuits and the Washington Lawsuits reached an agreement in principle regarding settlement of their actions subject to approval by the Delaware Court of Chancery. If the Delaware Court of Chancery approves the settlement, all actions will be dismissed with prejudice. drugstore.com believes that no further supplemental disclosure is required under applicable laws; however, to avoid the risk of the putative shareholder class action delaying or adversely affecting the merger and to minimize the expense of defending such actions, drugstore.com has agreed, pursuant to the terms of the settlement, to make certain supplemental disclosures related to the proposed merger. The supplemental disclosures are contained below in this proxy supplement and should be read in conjunction with the proxy statement. In return, the plaintiffs have agreed to the dismissal, with prejudice, of the lawsuits and to withdraw all motions filed in connection with such lawsuits. In connection with the settlement, plaintiffs intend to seek an award of reasonable attorneys’ fees and expenses not to exceed $700,000, subject to approval by the Delaware Court of Chancery.

If the settlement is finally approved by the Delaware Court of Chancery, it is anticipated that it will resolve and release all claims in all actions that were or could have been brought challenging any aspect of the proposed merger, the Merger Agreement, and any disclosure made in connection therewith (but excluding claims for appraisal under Section 262 of the Delaware General Corporation Law). There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the Delaware Court of Chancery will approve the settlement even if the parties were to enter into such stipulation. In such event, the proposed settlement may be terminated. The details of the settlement will be set forth in a notice to be sent to drugstore.com’s stockholders prior to a hearing before the Delaware Court of Chancery to consider both the settlement and plaintiffs’ fee application.

The settlement will not affect the merger consideration to be paid to stockholders of drugstore.com in connection with the proposed merger between drugstore.com and Walgreens or the timing of the special meeting of stockholders of drugstore.com scheduled for June 2, 2011 in Bellevue, Washington to vote upon a proposal to adopt the Merger Agreement, among other things.

drugstore.com and the other defendants have denied, and continue to vigorously deny, that they have committed or aided and abetted in the commission of any violation of law or engaged in any of the wrongful acts that were or could have been alleged in the lawsuits, and expressly maintain that, to the extent applicable, they diligently and scrupulously complied with their fiduciary duties and other legal burdens and are entering into the contemplated settlement solely to eliminate the burden and expense of further litigation, to put the claims that were or could have been asserted to rest, and to avoid any possible delay in the consummation of the merger. Nothing in this proxy supplement, or any stipulation of settlement shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein.

SUPPLEMENTAL INFORMATION TO THE PROXY STATEMENT

In connection with the settlement of the lawsuits described in this supplement, we have agreed to supplement certain disclosure in the proxy statement with the disclosure that is set forth below. This supplemental information should be read in conjunction with the proxy statement, which we urge you to read in its entirety. As noted above, none of the defendants has admitted wrongdoing of any kind, including but not limited to inadequacies in any disclosure, the materiality of any disclosure that the plaintiffs contend should have been made, any breach of any fiduciary duty or aiding or abetting any of the foregoing. The supplemental disclosures are as follows:

The Merger — Background of the Merger

The second full paragraph of the section titled “Background of the Merger” on page 28 shall be supplemented by inserting the text below as the new fourth and fifth sentences:

To the Company’s knowledge, Sonenshine Partners had not provided financial advisory services to, or received any compensation from, Walgreens in the two years prior to the date hereof. To date, drugstore.com has paid Sonenshine Partners approximately $1.5 million in connection with such advisory services to the vision business of drugstore.com.

The fifth full paragraph of the section titled “Background of the Merger” on page 28 shall be supplemented by inserting the text below as the last six sentences of such paragraph:

To the Company’s knowledge, Allen & Co. had not provided financial advisory services to, or received any compensation from, Walgreens in the prior two years. Sonenshine Partners’ compensation for acting as a financial advisor will equal, subject to the closing of the merger, 0.7% of the aggregate merger consideration, which compensation is currently estimated to equal approximately $3 million, plus out of pocket and legal expenses. The engagement letter between Sonenshine Partners and drugstore.com provided for a similar compensation structure if drugstore.com was acquired by another specified company, referenced below as Party B, or by any company who makes an acquisition proposal (including Party A or Party C referenced below) for drugstore.com after an acquisition agreement had been entered into with Walgreens or Party B. Except in a situation where Sonenshine Partners was entitled to a 0.7% fee as described above, the engagement letter also provided that if drugstore.com was acquired by Party A or Party C, or by any company that made an acquisition proposal for drugstore.com after an acquisition agreement had been entered into with Party A or Party C, Sonenshine Partners’ compensation for acting as financial advisor would equal, subject to the closing of the merger, 0.4% of the aggregate consideration in such acquisition. The foregoing fees payable to Sonenshine Partners would reduce the aggregate fee payable to Allen & Co., drugstore.com’s primary financial advisor, on a dollar for dollar basis. The estimated aggregate fee, as reduced, payable to Allen & Co. is set forth in the section of this proxy titled “Opinion of drugstore.com’s Financial Advisor — Miscellaneous”.

The paragraph on page 31 that carries over to page 32 shall be supplemented by replacing the fifth sentence of such paragraph with the text below:

The board discussed its belief that, given Walgreens’s financial resources and strong strategic fit, particularly with respect to brand positioning, lines of business, and potential synergies as compared to other potential acquirers of drugstore.com, it was unlikely that other potential acquirers would be interested in acquiring drugstore.com at a valuation in excess of what the board of directors believed Walgreens would be willing to offer.

The first full paragraph on page 32 is amended by replacing it with the following paragraph:

On January 17, 2011, the board of directors convened a special meeting. Also present at the meeting were representatives of management and Allen & Co. at drugstore.com’s request. At this meeting, the board discussed with management and Allen & Co. the revised Walgreens proposed purchase price and related financial matters, including management’s projections described under “The Merger—Certain Financial Cases—Financial Cases Provided in December 2010.” After considering such financial information, including the substantial premium that $3.80 per share would represent compared to the current stock price of the Company as well as the value of the Company implied by the projections and the financial information reviewed by the board, the board authorized Ms. Lepore to communicate to Walgreens that a price of $3.80 per share would be sufficiently attractive to allow the board to proceed with negotiations and due diligence.

The second full paragraph on page 32 shall be supplemented by replacing the sixth sentence of such paragraph with the text below:

Based on these considerations, the board selected three potential acquirers that it believed would possess a sufficient strategic fit with drugstore.com’s business and the financial wherewithal to be able to consummate a transaction at a price in excess of $3.80 per share.

The second full paragraph on page 32 shall be supplemented by replacing the final sentence of such paragraph with the text below:

Following discussion, the board determined that it was not in the best interests of the Company and stockholders to engage in a sale process of the Company unless there was some assurance that a price near $3.80 per share would be attainable. The board accordingly authorized management to contact Parties A, B and C, with assistance as management determined necessary from drugstore.com’s financial advisors, if Walgreens agreed to the proposed purchase price of $3.80 per share.

The Merger — Opinion of drugstore.com’s financial advisor.

The disclosure relating to the “Selected Public Company Trading Analysis” is supplemented by inserting a period after the first sentence in the last paragraph on page 43, preceding the list of companies, and adding the text below preceding the colon:

The following e-commerce companies were selected generally because, as is the case with drugstore.com, they are publicly-traded companies that sell goods online and have enterprise values of less than $2.5 billion, and the following drug retail companies were selected generally because, as is the case with drugstore.com, they are publicly-traded drug retail companies:

The disclosure relating to the “Selected Transactions Analysis” is supplemented by replacing the first sentence on page 45 with the following two sentences below:

Allen & Co. reviewed financial information of the 14 selected transactions listed below, 11 of which involved e-commerce companies and had implied transaction values of between approximately $97 million and $861 million and three of which involved drug retail companies and had implied transaction values of between approximately $1.075 billion and $3.39 billion. The following e-commerce transactions were selected generally because, as is the case with the merger, they involved companies that sell goods online and had transaction values of less than $1.0 billion and the following drug retail transactions were selected generally because, as is the case with merger, they involved drug retail companies:

The disclosure relating to the “Discounted Cash Flow Analysis” is supplemented by replacing the first two full sentences on page 46 with the two sentences below:

Allen & Co. calculated terminal values for drugstore.com by applying to drugstore.com’s fiscal year 2016 estimated EBITDA terminal value multiples of 6.5x to 8.5x, which range was selected taking into consideration, among other things, historical EBITDA trading multiples for drugstore.com and the selected companies referred to above under the caption “Selected Public Company Trading Analysis.” The present values of the cash flows (which cash flows excluded the impact of stock-based compensation expense and included the estimated present value of NOL carryforwards anticipated by drugstore.com’s management to be utilized by drugstore.com) and terminal values were then calculated using discount rates ranging from 13.0% to 15.0%, which range was selected taking into consideration, among other things, a weighted average cost of capital calculation.

The Merger — Certain Financial Cases.

Financial Case Provided in March 2011

The following paragraph shall be inserted following the chart in the section titled “Certain Financial Cases – Financial Case Provided in March 2011” on page 49:

The March 2011 projections also included estimated after-tax values of NOL carryforwards anticipated by drugstore.com’s management to be utilized by drugstore.com for the fiscal years ending on or about January 2012, 2013, 2014, 2015 and 2016 of approximately $2 million, $6 million, $10 million, $15 million and $20 million, respectively, and terminal year free cash flows of $34 million, which estimates were included in Allen & Co.’s discounted cash flow analysis. For purposes of Allen & Co.’s selected companies and selected transactions analyses, estimated after-tax values of NOL carryforwards of $50 million were included based on publicly available research analysts’ reports.

VOTING AND REVOCABILITY OF PROXIES

Any holder of record of drugstore.com common stock may revoke his or her proxy at any time, unless noted below, before it is voted at the special meeting by any of the following actions:

•	delivering to drugstore.com’s Corporate Secretary a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	signing and delivering a new proxy, relating to the same shares of drugstore.com common stock and bearing a later date; or

•	by submitting another proxy by telephone or via the Internet by the date and time indicated on the applicable proxy card(s).

If you are a “street name” holder of drugstore.com common stock, you may change your vote by submitting new voting instructions to your brokerage firm, bank, trust or other nominee. You must contact your nominee to obtain instructions as to how to change or revoke your proxy.

Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

drugstore.com, inc.

411 108th Avenue NE, Suite 1400

Bellevue, Washington 98004

Attn: Corporate Secretary

Stockholders who do not wish to rescind their votes, including stockholders who have already voted in favor of the merger proposal or the adjournment proposal and do not wish to change that vote, do not need to take any further action. All shares of Company common stock represented by properly executed proxies that are received in time for the special meeting and that are not revoked, will be voted at the special meeting in the manner specified by the holder.

Company stockholders of record as of April 25, 2011, the record date for the special meeting, who have not yet voted and still wish to do so, may vote in the manner set forth in the proxy statement.

If you have any questions or need assistance voting your shares of Company common stock, please contact our proxy solicitor, Innisfree M&A Incorporated, by calling toll-free at (888) 750-5834 if you are a stockholder and (212) 750-5833 if you are a bank or broker, or by mail at Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022.

The information contained herein speaks only as of May 27, 2011 unless the information specifically indicates that another date applies.

WHERE YOU CAN FIND MORE INFORMATION

In connection with the proposed merger, the Company filed its definitive proxy statement and a form of proxy on Schedule 14A on April 29, 2011 and other related materials with the SEC. The definitive proxy statement and proxy were first mailed to stockholders of the Company on or about May 3, 2011. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, ALL RELATED SUPPLEMENTS AND AMENDMENTS (IF ANY AND WHEN THEY BECOME AVAILABLE) AND ALL OTHER RELATED MATERIALS CAREFULLY BECAUSE THEY CONTAIN (AND WILL CONTAIN) IMPORTANT INFORMATION

REGARDING THE PROPOSED MERGER AND RELATED MATTERS. Investors and stockholders of the Company will be able to obtain, without charge, a copy of the proxy statement, this supplement and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. Investors and stockholders of the Company will also be able to obtain, without charge, a copy of the proxy statement, this supplement and other relevant documents (when available) by requesting them in writing from drugstore.com, inc., Attn: Corporate Secretary, 411 108th Avenue NE, Suite 1400, Bellevue, Washington 98004.

The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in Amendment No. 1 to the Company’s Annual Report on Form 10-K/A, which was filed with the SEC on May 2, 2011, in the definitive proxy statement relating to the proposed merger, and in other filings with the SEC made by the Company. Stockholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the proposed merger, which may be different than those of the Company’s stockholders generally, by reading the proxy statement and other relevant documents regarding the proposed merger.